EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    March 16, 2004 1:00 P.M., EST
Contact:                 JAMES L. SANER, SR., PRESIDENT & CEO
                         MAINSOURCE FINANCIAL GROUP (812) 663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                       Declares Three-for-Two Stock Split

James L. Saner, Sr., President & Chief Executive Officer, announced today that MainSource Financial Group's board of directors has approved a three-for-two stock split of the company's common stock. The stock split will be distributed on April 16, 2004 to shareholders of record as of March 31, 2004. This split is in addition to the five percent stock dividend our shareholders received on January 9, 2004 which represented the fourth consecutive year that the Company issued a five percent stock dividend.

Mr. Saner stated, "MainSource Financial Group's ongoing business strategy has been extremely successful and the Company has realized significant appreciation in its stock price." Mr. Saner added, "This stock split reflects the confidence of our board of directors and positions us to continue our strategic plan of rewarding our shareholders while providing quality customer service through ongoing development of customer relationships."

Following the stock split, MainSource Financial Group will have approximately
10.6 million shares outstanding. Fractional shares resulting from the stock split will be paid in cash.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the Nasdaq Stock Market (trading symbol: MSFG). MainSource Financial Group is a community-focused, multi-bank, financial services oriented holding company with assets of approximately $1.4 billion. Through its four banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 51 offices in 21 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.


Forward-Looking Statements


Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.


The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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  MainSource Financial Group, Inc., 201 N. Broadway, Greensburg, Indiana 47240